AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

             This Amendment No. 1 is entered into this 12th day of February, 1996 between GreenGrass Holdings, a Delaware general partnership ("Purchaser"), and Swing-N-Slide Corp., a Delaware corporation (the "Company").

        A. Purchaser and the Company have entered into the Transaction Agreement dated January 4, 1996 (the "Transaction Agreement") and desire to amend certain provisions thereof as provided below.

        B. Terms not otherwise defined herein shall have the meaning assigned to such terms in the Transaction Agreement.

        1. Purchaser and the Company agree that the Purchaser shall extend the expiration of the Offer to midnight Eastern Time on Wednesday, February 14, 1996. Purchaser shall promptly announce such extension by means of a press release.

        2. Section 4.8(c) is amended by adding thereto the following sentence at the end of paragraph (c):

             Purchaser agrees that the Securities Offering will not commence until at the earliest 90 days after the Purchase Date and will remain open for a period of at least 60 days. Purchaser agrees to use its reasonable efforts to arrange for one or more firms to make a market in the Debentures, subject to the provisions of the parenthetical in Section 4(e) of the Stipulation and Order in the Barbieri litigation entered into on February 12, 1996.

        3. Annex B-2 is amended by adding the following clause to the second sentence under the caption Conversion:

             ; provided, however, holders other than Purchaser shall receive one Share for each $4.70 principal amount of Debentures delivered to the Company for conversion.

        4. Annex B-2 is amended by deleting the last sentence under the caption Other and substituting therefor the following:

             Debentures to be issued in principal amount of $1.00 and even multiples thereof, except for Debentures issued in lieu of cash interest, which may be issued in the principal amount of such interest.

        5. The parties agree that the form of Debenture attached hereto as Annex A shall be final form of Debenture as required by Section 4.8(a) of the Transaction Agreement and shall be substituted for the form of Debenture established by the parties on February 1, 1996 and filed with the Securities and Exchange Commission. Each party shall promptly file such substituted form in connection with amendments to their respective
   Schedule 14D-9 and Schedule 14D-1.

        6.   Of the fees payable to Purchaser under the last sentence of
   Section 4.9 and under Section 4.13, in each case on and subject to the occurrence of the Purchase Date, $325,000 shall be paid to Desai Capital Management Inc. and the balance to Glencoe Investment Company.

        7. In all other respects the Transaction Agreement shall remain in full force and effect.

                                 ***************

             IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first written above.


                                 GREENGRASS HOLDINGS

                                 By:  GreenGrass Capital LLC,
                                      a general partner

                                 By:      /s/ David S. Evans
                                      Its: Attorney in Fact



                                 SWING-N-SLIDE CORP.

                                 By:      /s/ Thomas Baer